As filed with the Securities and Exchange Commission on December 10, 2004

Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________________

ENERGY EAST CORPORATION
(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	14-1798693 (I.R.S. Employer Identification No.)

______________________
P.O. Box 12904
Albany, NY 12212-2904
 (Address of principal executive offices)
______________________

Rochester Gas and Electric Corporation

Savings Plus Plan
(Full title of the plan)
______________________

ROBERT D. KUMP
Vice President, Treasurer & Secretary
Energy East Corporation
52 Farm View Drive
New Gloucester, ME 04260
(Name and address of agent for service)

(207) 688-4302

(Telephone number, including area code, of agent for service)

______________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock ($0.01 Par Value)	2,500,000 Shares	$25.08*	$62,700,000*	$7,944.09

*     Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h).

______________________

       In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

          The Securities and Exchange Commission ("SEC") allows us to "incorporate by reference" information into this Registration Statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Registration Statement. The information filed with the SEC in the future will automatically update and supersede this information.

          We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until we file a post-effective amendment to this Registration Statement which indicates that all of the securities have been sold or which deregisters all securities then remaining unsold.

    Our Annual Report on Form 10-K for the year ended December 31, 2003.
    Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004.
    Our Current Reports on Form 8-K dated January 20, 2004, March 9, 2004, May 21, 2004, May 26, 2004, June 10, 2004, and December 2, 2004.
    The description of our common stock contained in Registration No. 333-109669 and any other amendment or report filed for the purpose of updating such description.

Item 6.  Indemnification of Directors and Officers

          The Business Corporation Law of the State of New York ("BCL") provides that if a derivative action is brought against a director or officer, we may indemnify him against amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred by him in connection with the defense or settlement of such action, if such director or officer acted in good faith for a purpose which he reasonably believed to be in our best interests, except that no indemnification shall be made without court approval in respect of a threatened action, or a pending action settled or otherwise disposed of, or in respect of any matter as to which such director or officer has been found liable to us. In a nonderivative action or threatened action, the BCL provides that we may indemnify a director or officer against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by him in defending such action if such director or officer acted in good faith for a purpose which he reasonably believed to be in our best interests.

          Under the BCL, a director or officer who is successful, either in a derivative or nonderivative action, is entitled to indemnification as outlined above. Under any other circumstances, such director or officer may be indemnified only if certain conditions specified in the BCL are met. The indemnification provisions of the BCL are not exclusive of any other rights to which a director or officer seeking indemnification may be entitled pursuant to the provisions of the certificate of incorporation or the by-laws of a corporation or, when authorized by such certificate of incorporation or by-laws, pursuant to a shareholders' resolution, a directors' resolution or an agreement providing for such indemnification.

          The above is a general summary of certain provisions of the BCL and is subject, in all cases, to the specific and detailed provisions of Sections 721-725 of the BCL.

          Our By-Laws provide that to the extent not prohibited by law, we shall indemnify each person made, or threatened to be made, a party to any civil or criminal action or proceedings by reason of the fact that he, or his testator or intestate, (i) is or was a director, officer or employee of ours or (ii) is or was serving any other corporations of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity at our request.

          Our By-Laws also provide, among other things, that:

(1) no indemnification shall be made to or on behalf of any director or officer, if a judgment or other final adjudication adverse to the director, officer or employee establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled;

(2) the rights to indemnification and advancement of defense expenses granted by or pursuant to the By-Laws shall not limit or exclude, but shall be in addition to, any other rights which may be granted by or pursuant to any statute, certificate of incorporation, by-law, resolution or agreement; and

(3) we may, with the approval of the Board of Directors, enter into an agreement with any person who is, or is about to become, a director, officer or employee of ours, or who is serving, or is about to serve, at our request, as a director, officer, or in any other capacity, any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which agreement may provide for indemnification of such person and advancement of defense expenses to such person upon such terms, and to the extent, not prohibited by law.

          We have insurance policies indemnifying our directors and officers against certain obligations that may be incurred by them, subject to certain retention and co-insurance provisions.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

Item 8.  Exhibits

          See Exhibit Index.

          The undersigned registrant undertakes to submit, or has submitted, the Plan and any amendments thereto to the Internal Revenue Service ("IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code of 1986.

Item 9.  Undertakings

          The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (1)(i) and (1)(ii) do not apply if this Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the undersigned registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Incorporating Subsequent Exchange Act Documents by Reference

          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the undersigned registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Indemnification

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned registrant pursuant to the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned registrant of expenses incurred or paid by a director, officer or controlling person of the undersigned registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Gloucester, State of Maine on December 10, 2004.

Energy East Corporation By: /s/Robert D. Kump Robert D. Kump

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 10, 2004.

Signature	Title
Principal Executive Officer: * Wesley W. von Schack	Chairman and Director
Principal Financial Officer: * Kenneth M. Jasinski	Executive Vice President and Chief Financial Officer
Principal Accounting Officer: * Robert E. Rude	Vice President and Controller
Directors:
* Richard Aurelio	Director
* James A. Carrigg	Director
* Joseph J. Castiglia	Director
Signature	Title
* Lois B. DeFleur	Director
* G. Jean Howard	Director
* David M. Jagger	Director
* John M. Keeler	Director
* Ben E. Lynch	Director
* Peter J. Moynihan	Director
* Walter G. Rich	Director
/s/Robert D. Kump Robert D. Kump	As attorney-in-fact for the officers and directors marked by an asterisk

          Pursuant to the requirements of the Securities Act of 1933, the administrators of the Plan have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of New Gloucester, State of Maine, on December 10, 2004.

ROCHESTER GAS AND ELECTRIC CORPORATION SAVINGS PLUS PLAN
By: /s/Robert D. Kump Robert D. Kump

EXHIBIT INDEX

Exhibit No.
23-1	Consent of PricewaterhouseCoopers LLP.
24-1	Power of Attorney of Directors and Officers.
24-2	Power of Attorney of Registrant.